Exhibit 99.1

FOR IMMEDIATE RELEASE

Landos Biopharma Reports First Quarter 2022 Results and Provides Business Update

On Track to Complete Review of Clinical Development Plans by Mid-2022

Top-Line Results for NX-13 Phase 1b and LABP-104 Phase 1 Trials Remain On Track for Mid-2022

Plans to Announce Timing of Phase 2b Trial of Omilancor Later this Year

NEW YORK, May 12, 2022 –– Landos Biopharma, Inc. (NASDAQ: LABP), a clinical-stage biopharmaceutical company developing novel, oral medicines for patients with autoimmune diseases, today announced financial results for the first quarter ended March 31, 2022 and provided a business update.

“We are making strong progress on the review of our clinical development plans and look forward to providing a comprehensive update by mid-year,” said Chris Garabedian, Chairman of the Board. “Our entire team remains focused on advancing our three clinical-stage product candidates – omilancor, NX-13 and LABP-104. We are confident in our path forward as we build momentum for these programs.”

“We are pleased with our progress in building a drug-development-focused team and streamlining the company. We remain highly confident in the scientific foundations of Landos and the potential of our clinical-stage programs to address the therapeutic needs of patients suffering from autoimmune diseases,” said Tim Mayleben, Interim President and CEO of Landos. “Our team is finalizing focused development plans for omilancor, NX-13 and LABP-104, which we believe will optimize successful outcomes for these programs. We look forward to providing our clinical development roadmap as we deliver on our goals of enhancing value for patients, physicians and shareholders.”

Clinical Development Updates

Omilancor

Omilancor is a novel, oral, gut-restricted LANCL2 agonist in development for the treatment of ulcerative colitis (UC) as a once-daily oral treatment.

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Landos is continuing to work on a reformulated drug product candidate, including a dose selection assessment. The Company expects to announce both the timing and next steps in the development of omilancor later this year.

NX-13

NX-13 is a novel, oral, gut-restricted NLXR1 agonist in development for the treatment of UC as a once-daily oral treatment.

•	The Phase 1b trial of NX-13 in moderate UC patients is expected to achieve data base lock in the second quarter of 2022, with top-line results on track for the third quarter of 2022.

•	Long-term toxicology studies for NX-13 are now complete, with results on track for the third quarter of 2022.

•	The timing for initiation of a Phase 2 clinical trial of NX-13 in moderate-to-severe UC patients is expected to be announced later this year.

LABP-104

LABP-104 is a novel, oral, systemically distributed LANCL2 agonist in development for the potential treatment of systemic lupus erythematosus (SLE) and/or rheumatoid arthritis (RA) as a once-daily oral treatment.

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Landos is conducting a Phase 1a trial of LABP-104 evaluating the safety, tolerability and pharmacokinetics of LABP-104 in healthy volunteers. Landos expects to report top-line results from this trial in mid-2022.

•	Landos expects to announce the timing for the initiation of a Phase 2 trial of LABP-104 later this year.

Summary of First Quarter 2022 Results

Cash, Cash Equivalents and Marketable Securities:

As of March 31, 2022, the Company had cash, cash equivalents and marketable securities of approximately $73.8 million, which it believes will be sufficient to fund planned operations into the second half of 2023.

Research and Development Expenses:

Research and development expenses were $10.8 million for the first quarter of 2022, compared to $7.3 million in the first quarter of 2021. The increase was primarily attributable to increased costs associated with the Company’s ongoing development activities related to omilancor, NX-13 and LABP-104. Costs in the first quarter of 2022 include those related to closing two trials of omilancor for the treatment of patients with moderate-to-severe Crohn’s Disease.

General and Administrative Expenses:

General and administrative expenses were $4.2 million for the first quarter of 2022, compared to $2.6 million in the first quarter of 2021. The increase was primarily attributable to increased compensation related expenses, including stock-based compensation, increased expenses related to professional services and insurance, other costs associated with becoming a public company and a one-time charge incurred in connection with a lease termination of approximately $0.3 million.

About Landos Biopharma

Landos Biopharma is a clinical-stage biopharmaceutical company focused on the discovery and development of oral therapeutics for patients with autoimmune diseases. We believe we were the first to identify and target LANCL2, NLRX1 and PLXDC2, which are immunometabolic pathways or targets. Our core expertise is the discovery of novel pathways at the interface of immunity and metabolism. We leverage our proprietary advanced artificial intelligence-based integrated computational and experimental precision medicine platform, our LANCE platform, to identify novel therapeutic targets based on predictions of immunometabolic function. We then identify and create novel therapeutic candidates to engage those novel targets in areas of unmet medical need. We have identified seven novel immunometabolic pathways or targets. Our near-term focus is on our clinical-stage programs including omilancor for the treatment of UC, NX-13 for the treatment of UC and LABP-104 for the potential treatment of SLE and/or RA.

For more information, please visit www.landosbiopharma.com.

Cautionary note on Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects for Landos Biopharma, Inc. (the “Company”), including statements about the Company’s strategy, clinical development and regulatory plans for its product candidates, the Company’s anticipated milestones and future expectations and plans and prospects for the Company, the impact of the Company’s reallocation of resources and anticipated related cost savings and other statements containing the words “anticipate”, “plan”, “expect”, “may”, “will”, “could”, “believe”, “look forward”, “potential”, the negatives thereof, variations thereon and similar expressions, or any discussions of strategy constitute forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for regulatory approvals, other matters that could affect the availability or commercial potential of the Company’s product candidates and other similar risks. Risks regarding the Company’s business are described in detail in its Securities and Exchange Commission (“SEC”) filings, including in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that the Company makes from time to time with the SEC. Such risks may be amplified by the impacts of the COVID-19 pandemic. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Contacts

Andi Rose / Tanner Kaufman / Kara Sperry

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Landos Biopharma, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$10,800	$7,254
General and administrative	4,153	2,646

Total operating expenses	14,953	9,900

Loss from operations	(14,953)	(9,900)
Interest and other income, net	89	82

Net loss	$(14,864)	$(9,818)

Net loss per share, basic and diluted	$(0.37)	$(0.38)

Weighted-average number of shares used to compute net loss per share, basic and diluted	40,254,890	26,070,455

Landos Biopharma, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 21, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,288	$8,305
Marketable securities, available-for-sale	62,508	82,575
Prepaid expenses and other current assets	3,563	1,266

Total current assets	77,359	92,146
Property and equipment, net	224	707
Other assets	27	26

Total assets	$77,610	$92,879

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,803	$12,908
Accrued liabilities	5,704	3,703

Total current liabilities	15,507	16,611

Total liabilities	15,507	16,611
Commitments and contingencies
Stockholders’ equity:
Common stock	403	403
Additional paid-in-capital	171,182	170,241
Accumulated other comprehensive loss	(467)	(225)
Accumulated deficit	(109,015)	(94,151)

Total stockholders’ equity	62,103	76,268

Total liabilities and stockholders’ equity	$77,610	$92,879